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                                                                    Exhibit 10.8


                              SECONDMENT AGREEMENT

THIS AGREEMENT is made the     day of APRIL 2000

BETWEEN:

(1) PowerChannel Holdings Inc ("PowerChannel US"), a company incorporated in the State of Delaware, USA whose principal office is at 20 Squadron Boulevard, Suite 210, New York, New York 10956, USA; and

(2) PowerChannel Europe Limited (the "Company"), a company registered in England and Wales (registered number: 3632372) whose registered office is at 11 Cross Keys Close, London, W1M 5TY ("PCE"); and

(3) Michael Preston of c/o 11 Cross Keys Close, London, W1M 5FU, United Kingdom (the "Secondee").

WHEREAS:

(A) The Secondee is employed in the USA by PowerChannel US under the terms and conditions of an employment agreement dated 1 March 2000 (the "Agreement").

(B) Pursuant to clause 2(b) of the Agreement it has been agreed between PowerChannel US and the Company that the services of the Secondee will be provided by PowerChannel US to the Company on a full-time basis (the "Secondment") for the period set out in this agreement (the "Secondment Term").

(C)     This agreement sets out the terms and conditions of the Secondment.

(D) The Agreement will continue throughout the Secondment with such temporary variations as agreed between PowerChannel US and the Secondee as are necessary for the effective operation of the Secondment and this agreement. However, PowerChannel US and the Secondee agree that nothing in this agreement conflicts with the Secondee's obligations and duties under the Agreement.

(E) PowerChannel US and the Secondee agree that the Secondee is subject to all Intellectual Property Agreements between PowerChannel US and the Company and it is also agreed that nothing in this agreement will conflict with the Secondee's obligations and duties under those Intellectual Property Agreements and for the avoidance of doubt in the event of any conflict the Intellectual Property Agreements


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        between PowerChannel US and the Company will take precedence over the
        Agreement and in turn the Agreement will take precedence over the Secondee Agreement.

(F) The consideration for this agreement is the continuing benefits received by the Secondee under the Agreement, the benefit of the Secondee's services to the Company and the benefit of providing those services to PowerChannel US in respect of the expansion of its European operation.

OPERATIVE PROVISIONS:

1       Secondment Term

        The Secondment Term will begin on   April 2000 and will continue for a
        maximum period of 18 months, expiring on   October 2001, unless or until
        terminated pursuant to clauses 17 or 18 below. On termination of the Secondment, howsoever occasioned, the Secondee will return to his employment with PowerChannel US which will continue under the terms of the Agreement.

2       Job title and duties

2.1 The Secondee will be seconded by PowerChannel US to the Company in the capacity of Deputy Chairman/Director of Corporate Finance but agrees to carry out such additional duties as the Company may from time to time require.

2.2     During the period of the Secondment the Secondee will:

2.2.1 faithfully and diligently perform such duties and exercise such powers consistent with them as may from time to time be assigned to him;

2.2.2 obey all reasonable and lawful directions given to him by or on behalf of the Company;

2.2.3   use his best endeavours to promote the interests of the Company;

2.2.4 observe any other policies, rules or procedures introduced by the Company from time to time, which may be changed at the discretion of the Company from time to time, and whether or not the same have contractual force.

2.3 The Secondment is separate from and does not conflict with the obligations of the Secondee under clause 3 of the Agreement, which will continue to operate.


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3       Hours

3.1 During the Secondment the Secondee's normal hours of work shall be 9.00am to 6.00 pm Monday to Friday, with one hour per day for lunch. Working hours may be varied from time to time depending on the needs of the business, and the Secondee may be required to work such additional hours as may be necessary for the efficient fulfilment of his duties. The Secondee will not be entitled to any overtime payment in respect of such additional hours.

3.2 The Secondee agrees that, in relation to the Secondment, paragraph 4(1) of the Working Time Regulations 1998 shall not apply subject to the Secondee giving three months' notice of termination in this regard.

4       Fidelity

        During the Secondment the Secondee will devote the whole of his attention and skill to the business of the Company and, with the exception of PowerChannel US, agrees not to work for any other employer or to provide his services (whether paid or unpaid) to any other person, firm or company without the express written consent of the Company, which the Company is under no obligation to give.

5       Place of Work

        The principal place of work during the Secondment shall be the Company's office currently at 11 Cross Keys Close, London, W1M 5TY [but which may be subject to change from time to time]. However, the Secondee may be required to work at such other location (including the premises of any clients of the Company) as the Company may from time to time determine, and to travel on the business of the Company both within the UK and overseas.

6       Property

        From time to time the Company may provide the Secondee with various items of property or equipment to enable him to carry out his duties. The Secondee agrees that he will take good care of such property and will use his best endeavours to ensure that it is not damaged, lost or stolen and shall at the Company's request and in any event at the termination of the Secondment, howsoever arising, return to the Company all such property or equipment as has been provided.


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7       Confidentiality

7.1 Save for the proper course of his duties during the Secondment and following the termination of the Secondment the Secondee shall not at any time, for whatever reason, whether directly or indirectly, use or divulge to any person, firm or company whatsoever (and shall use his best endeavours to prevent the unauthorised use or disclosure of) any trade or business secrets or any other confidential information including without limitation, knowledge, know-how, financial, computer related or technical information, security information or secrets and information relating to or belonging to the Company or its business or the Group which he may obtain or receive during the Secondment. For the purposes of this clause, confidential information includes but is not limited to any information which the Secondee is from time to time told is confidential, and also:

        (a) confidential information regarding security, security systems, information technology, computer systems (including both hardware and software) developed or used, or proposed to be developed or used, by the Company, or any of the Company's clients, suppliers or contacts;

        (b) the names, addresses and other details of the Company's customers and suppliers or details of the contacts at those customers and suppliers with whom the Company is accustomed to dealing;

        (c) information about the requirements of the Company's customers for the Company's services and products;

        (d) confidential information of or concerning the clients or any of the employees, officers or shareholders of the Company, the divulging of which might damage the standing of the Company or its clients, employees, officers or shareholders;

        (e) details of the Company's budgets, targets, business (including marketing) plans, finances, bank accounts or other confidential information relating to its financial or business affairs;

        (f) lists of suppliers and customers and details of the terms on which they do business with the Company.

        These restrictions shall not apply to information ordered to be disclosed by law or to information which becomes available to the public generally (other than by reason of


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        the Secondee's own default) without requiring a significant expenditure of labour skill or money.

7.2 All notes, memoranda, records, books, documents, papers, programs, plans, sketches, computer hard and software, film, videos, photographs and writing in whatever medium, and all copies thereof made by the Secondee relating to the business of the Company shall be and remain the property of the Company, and the Secondee shall return all such property and any other property of the Company in his custody or subject to his power or control to the Company at any time that he receives a request from the Company to do so, and in any event immediately upon termination of the Secondment.

7.3 The Secondee shall not make any public statements to the press or any third parties concerning the business or affairs of the Company without the express prior written approval of the Company.

8       Copyright

8.1 The Secondee acknowledges and agrees that all rights in the nature of copyright created by him in the course of the Secondment shall belong absolutely to the Company throughout all jurisdictions and in all parts of the world together with all rights of registration extensions and renewal (where relevant).

8.2 For the avoidance of doubt and by way of perfection of legal rights the Secondee hereby assigns by way of legal assignment all rights and interest in such copyright and rights in the nature of copyright to the Company.

8.3 The Secondee recognises and accepts that the Company may edit, copy, add to, take from, adapt, alter and translate the products of his services.

8.4 To the full extent permitted by law the Secondee irrevocably and unconditionally waives the benefits of any provision of law known as "moral rights", including any moral rights he may otherwise have had under sections 77 to 85 inclusive of the Copyright, Designs and Patents Act 1988.

8.5 The Secondee agrees he will at the Company's request and expense execute such further documents or deeds and do all things necessary or reasonably required to confirm and substantiate the rights of the Company under this clause, including after the termination of his Secondment howsoever arising if such rights arose before termination.


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8.6     The Secondee may not without the express written permission of the
        Company show any work in which the Company owns the copyright or which otherwise belongs to the Company to a third party and even if the Company agrees, he can only do so on condition that appropriate accreditation is given to the Company.

9       Inventions

9.1 The Secondee's duties may include a review of the Company's products and services with a view to improving them by new and original inventions and implementing improvements by means of such inventions and of applying established techniques, processes and methods not previously used in the particular application by the Company. The following shall apply to the Secondment:

9.1.1 any invention (relevant to or capable of use in the business of the Company), made by the Secondee wholly or substantially in the course of his normal duties or duties assigned to him, and whether alone or in conjunction with others, shall to the full extent of his interest in the invention and so far as the law allows, be the exclusive property of the Company hereby assigned by the Secondee to the Company. The Secondee will also undertake at the expense of the Company to execute any formal and additional assignment required by the Company to vest or to confirm the vesting in it of such invention;

9.1.2 the Secondee agrees that he will immediately disclose any such invention to the Company in confidence but otherwise will treat the invention as confidential information failing within the clause above;

9.1.3 the Company has no liability to account to the Secondee for any revenue or profit derived from or resulting from any invention belonging to the Company but this does not prejudice any of the Secondee's rights under section 40 of the Patents Act 1977.

10      Remuneration

10.1    During the Secondment the Secondee will:

10.1.1  continue to be paid in the USA under the terms of the Agreement;

10.1.2 receive a monthly living allowance or such sum as is otherwise agreed between the parties to enable the Secondee comfortably to live and work in the UK;

10.1.3 be provided with rented accommodation to enable the Secondee to comfortably live in the UK. The Company will be responsible for paying the rent on the


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        accommodation provided but the Secondee will be responsible for all other costs and outgoings in relation to the accommodation, Council tax, utilities and telephones etc;

10.1.4 be provided with a car for the period of the Secondment. The car will be provided by the Company to the Secondee;

10.1.5 be eligible to participate in the private health insurance scheme operated by the Company, such insurance to cover both the Secondee and his dependants;

10.1.6 be eligible to be covered by the Permanent Health Insurance Scheme currently operated by the Company.

11      Pension

        During the Secondment the Secondee's pension arrangements in the USA will continue.

12      Expenses

        The Company will reimburse all reasonable travelling hotel and other expenses necessarily and properly incurred by the Secondee in or about the proper performance of his duties in connection with the Secondment, provided:

12.1 he gives the Company such evidence of expenditure as the Company may reasonable require; and

12.2 expenses will not be paid for travel between the Company's office and the Secondee's home.

13      Holiday Entitlement

13.1 The Company's holiday year runs from [1 January] to [31 December] in any calendar year.

13.2 In addition to public and bank holidays the Secondee shall be entitled to minimum of 25 working days paid holiday in each holiday year, one of which must be taken during the Christmas period.

13.3 In the holiday year in which the Secondment commences and in the holiday year in which the Secondment terminates the Secondee shall be entitled to 1/12th of his


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        then annual holiday entitlement, to the nearest full day for each complete calendar month worked.

13.4 Holiday may not be carried over from one year only, and no payment will be due in respect of unused holiday entitlement. If the Secondment terminates and the Secondee has taken more holiday than he is entitled to, the Company may deduct such overpaid holiday from his final salary payment and the Secondee, by executing this agreement, specifically consents to any such deduction being made. The Secondee will not be entitled to be paid for holiday due but not taken at the time of the termination of the Secondment.

13.5 No more than two weeks' holiday entitlement shall at any time be taken consecutively without the prior agreement of the Company.

14      Sickness

14.1 If the Secondee is prevented from attending work due to sickness, injury or other incapacity he shall notify his manager of this fact as soon as possible on the first day of sickness and shall thereafter keep his manager informed of the reasons of his continued absence and provide such information as to his condition and the date of his expected return to work as the Company reasonably requires. If the Secondee is absent for 5 or more days, he shall provide the Company with a medical certificate for the whole period of his absence specifying the reason for his absence. Thereafter he will provide the Company with medical certificates on a weekly basis. If the Secondee is absent for less than five days he shall supply the Company with a self-certificate stating the reason for his absence.

14.2 Sick pay is paid at the absolute discretion of the Company. However, provided the Secondee meets the statutory requirements he may be eligible for Statutory Sick Pay.

14.3 The Company may require the Secondee at any time to undergo a medical examination by a properly qualified medical practitioner of the Company's choice and at the Company's expense. The Secondee agrees that the Company may be provided with a copy of the medical report prepared by such medical practitioner as a result of an examination and the Secondee agrees to authorise his own GP to release to the said medical practitioner the relevant extracts from his medical records.


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15      Grievances

        If the Secondee has a grievance he should deal with it in accordance with the grievance procedure through PowerChannel US.

16      Disciplinary Procedure

        The Secondee is subject to the disciplinary procedure he was subject to whilst working under the Agreement and this will continue to apply in accordance.

17      Termination

17.1 The Secondment may be terminated at any time by the Secondee or the Company giving to the other 13 months prior written notice of termination. The Company may terminate the Secondment with immediate effect by making a payment in lieu of notice equivalent to 13 months net basic salary. On termination of the Secondment, whether by expiry of the Secondment term or otherwise and howsoever occasioned, the Secondee will return to his employment under the Agreement with PowerChannel US.

17.2 The Company may terminate the Secondment with immediate effect and PowerChannel US will require the immediate return of the Secondee to resume working under the Agreement in the event that certain investors confirm that this action should be taken to either PowerChannel US or the Company.

17.3 The Company may at any time terminate the Secondment without notice, and without payment in lieu of notice, if the Secondee commits any serious breach of this agreement and fails to remedy such breach within a reasonable period (to the reasonable satisfaction of the Company) or is guilty of gross misconduct. Gross misconduct includes but is not limited to circumstances where the Secondee:

17.3.1 is convicted of any criminal offence (other than a minor road traffic, offence where the penalty is limited to a fine);

17.3.2  is under the influence of illegal drugs during working hours;

17.3.3 is guilty of conduct which in the reasonable opinion of the Board may bring him or the Company into disrepute;

17.3.4 becomes bankrupt or compounds with his creditors generally or has an interim order made against him under the Insolvency Act 1986;


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17.3.5  become in the reasonable view of the Company incapable of performing his duties by reason of any mental disorder within the meaning of the Mental Health Act 1983.

17.4 Where the Secondee is accused of an act of misconduct the Company may suspend him [on full pay for a maximum period of 14 days].

18      Termination for incapacity

        The Company may terminate the Secondment by not less than one month's written notice given at any time if the Secondee is incapacitated by reason of ill-health or accident performing his duties for the Company for a total period of 100 days or more (whether consecutive or not) in any preceding 12 month period.

19      Collective Agreements

        There are no collective agreements which affect the Secondment.

20      Complete Terms

21 The contractual terms set out in this letter supersedes all previous contractual arrangements between the parties regarding the Secondment. The terms of the Secondment can only be varied in writing.

22      Governing Law

        This agreement shall be governed by and construed in all respects in accordance with the laws of England and the parties agree to submit to the exclusive jurisdiction of the English Courts.



Signed by                         )
for and on behalf of POWERCHANNEL )
HOLDINGS INC                      )



Signed by                         )
for and on behalf of POWERCHANNEL )
EUROPE LIMITED                    )



Signed by                         )
MICHAEL PRESTON                   )


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